Exhibit 99.1

Press Contact: Yolanda White 858-812-7302 Direct Investor Information: 877-934-4687 investor@kratosdefense.com

Kratos Completes Sale of the U.S. and U.K. Operations of
Its Electronic Products Division

Kratos Intends to Use Proceeds To Initiate a Repurchase Process for $175 million of 7 Percent Senior Secured Notes at Par

SAN DIEGO, CA, August 24, 2015 – Kratos Defense & Security Solutions, Inc. (Nasdaq: KTOS), a leading National Security Solutions provider, announced today that it has completed the previously announced sale of the U.S. and U.K. operations of its Electronic Products Division (the “EPD Operations”) to Ultra Electronics Holdings plc for $260 million in cash plus up to $5 million for taxes incurred as part of the transaction, less a $2.0 million escrow to satisfy any purchase price adjustments and a working capital adjustment currently estimated as a net reduction of $7.6 million (the “Transaction”). The Company expects to pay $13 million in transaction-related costs and approximately $10 million in federal and state income taxes, resulting in net cash proceeds to the Company of approximately $232.4 million.

Kratos’ Microwave Electronic Products business post-Transaction includes operations and manufacturing facilities in Israel that provide Solid State Power Amplifiers (SSPAs), Integrated Microwave Assemblies (IMAs), beam forming modules, waveform and signal generators and other electronic subsystems for missile, electronic warfare, radar, satellite communications, precision guided munitions, unmanned systems, navigation warfare and other platforms, primarily for international defense customers.  Major programs supported by Kratos’ Microwave Electronic Products business include Iron Dome, BARAK, SPYDER, David’s Sling, Arrow, and Eurofighter.  Additionally, in 2013, Kratos reorganized to better align its businesses with the Company’s strategic plan, combining its unmanned command, control, communications, airborne avionics, ground and seaborne systems business, formerly a part of EPD, with Kratos’ Unmanned Systems Division.  These assets also remain with Kratos post-Transaction.

Kratos currently intends to use proceeds from the Transaction to initiate a repurchase process for up to $175 million of its 7 Percent Senior Secured Notes (the “Notes”) at par.  In addition, Kratos has paid down all outstanding amounts on its $110 million bank credit facility, which totaled approximately $41 million.  In connection with the Transaction, the Company also amended its credit facility to allow for this divestiture as well as provide a permanent reduction in the financial covenants for future periods under the credit agreement.

This press release does not constitute a solicitation or an offer to repurchase the Company’s Notes, nor shall there be a solicitation or offer in any state or jurisdiction in which such solicitation would be unlawful prior to qualification under the Securities laws of such state or jurisdiction.  The offer will be made only by the Offer to Purchase and the related Letter of Transmittal. In addition, the repurchase will be made only to such persons and in such jurisdictions as is permitted under applicable law.

About Kratos Defense & Security Solutions

Kratos Defense & Security Solutions, Inc. (Nasdaq:KTOS) is a specialized Technology Company providing mission critical products, solutions and services for United States National Security. Kratos’ core capabilities are sophisticated engineering, manufacturing and system integration offerings for National Security platforms and programs. Kratos’ areas of expertise include Command, Control, Communications, Computing, Combat and Intelligence, Surveillance and Reconnaissance (C5ISR) systems, satellite communications, electronic warfare, unmanned systems, hypersonic systems, directed and high power energy systems, electromagnetic railgun, missile defense, cyber warfare, cybersecurity, information assurance, and critical infrastructure security. Kratos has primarily an engineering and technically oriented work force of approximately 3,100. Substantially all of Kratos’ work is performed on a military base, in a secure facility or at a critical infrastructure location. Kratos’ primary end customers are National Security related agencies. News and information are available at www.KratosDefense.com.

Notice Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, include, but are not limited to, statements regarding the estimated net cash proceeds from the Transaction and the remaining tax NOL carryforwards that may be utilized by the Company after the Transaction; the Company’s planned use of the proceeds from the Transaction, including the timing and proposed amounts of the Company’s repurchase of its Notes; and the Company’s business plans and prospects.  These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Kratos and are subject to significant risks and uncertainty, including risks related to the Company’s ability to complete the Transaction; potential adverse reactions or changes to business relationships resulting from the Transaction; unexpected costs, charges, or expenses resulting from the Transaction; litigation or adverse judgments related to the Transaction; the Company’s inability to complete a repurchase of the Notes or the failure to realize interest expense savings from the repurchase or delay in realization thereof;  product failure or delays; general economic conditions; and cutbacks in defense spending. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Kratos undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Kratos in general, see the risk disclosures in the Annual Report on Form 10-K of Kratos for the year ended December 28, 2014, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by Kratos.